January 30, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Altus Pharmaceutical Inc.’s Form 8-K dated January 30, 2008, and have the following comments:

1. We agree with the statements made in paragraph 4.01(a).

2. We have no basis on which to agree or disagree with the statements made in paragraph 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP